EXHIBIT 21


                        KU ENERGY CORPORATION & SUBSIDIARIES

                                LIST OF SUBSIDIARIES




     KU ENERGY CORPORATION

     Kentucky Utilities Company, a Kentucky and Virginia corporation--wholly owned subsidiary.



     KU Capital Corporation, a Kentucky Corporation--wholly owned subsidiary.




     KENTUCKY UTILITIES COMPANY

     Electric Energy, Inc., an Illinois corporation--Kentucky Utilities owns 20% of EEI's common stock.
                                        -65-